UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 2, 2009

IOWA RENEWABLE ENERGY, LLC
 (Exact name of registrant as specified in its charter)

Iowa	000-52428	20-3386000
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1701 East 7th Street, P.O. Box 2, Washington, IA	52353
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (319) 653-2890

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement

On April 3, 2009, Iowa Renewable Energy, LLC (the “Company”) received a written notice of termination from Renewable Energy Group, Inc. and its subsidiaries (“REG”) regarding its Management and Operations Services Agreement (the “MOSA”) with the Company. The MOSA provides that it will continue in effect for an initial term of three (3) years following the first month of biodiesel production at the Company’s plant and will continue thereafter until one party gives at least twelve (12) months advance written notice of termination. The notice states that it shall constitute such twelve (12) month advance termination notice required by Section 6 of the MOSA and that the MOSA will terminate as of July 12, 2010.

We entered into the MOSA with REG for the purpose of management and operational services. These services include REG marketing all of our biodiesel and glycerin. The sales and marketing services of REG include certain transportation services such as: arranging for transportation, logistics, and scheduling of biodiesel shipments; where advantageous, arranging for leased tankers for rail shipments; analyzing and auditing bulk transportation providers; overseeing reconciliation of shipments, invoicing and payments on a weekly basis; and providing invoicing and accounts receivable management for biodiesel shipments. Under the terms of the MOSA, REG takes title to the product when loaded for delivery FOB the plant. In addition, under the MOSA REG is responsible for arranging the purchase and procurement of the feedstock and chemical inputs necessary to produce biodiesel at our plant.

REG has provided the notice of termination due to changes in the biodiesel market since the MOSA was originally signed. REG has proposed that the parties review and cooperate to negotiate a new contract on terms mutually beneficial to the Company and REG; however, there is no guarantee that a new contract will be signed.

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

On April 2, 2009, the Company received a written notice of default (the “Notice”) from Marshall BankFirst Corporation (“Bankfirst”), our lender for the loans evidenced by the Company’s loan agreements and related documents, including the mortgage, security agreement, and promissory notes (collectively, the “Loan Agreements”). The Company entered into the Loan Agreements with Bankfirst on October 26, 2006, for the purpose of financing the construction of the Company’s biodiesel plant located in Washington, Iowa. The Loan Agreements provided the Company with a $34,715,000 construction loan. The Loan Agreements also contained various covenants and restrictions with which the Company was obligated to comply. The Loan Agreements are secured by a mortgage and security interest granted by the Company in favor of Bankfirst in all of the Company’s real property and personal property.

The Notice provides that the Company is in default under the terms of the Loan Agreements due to the fact that beginning March 24, 2009, and continuing thereafter, the Company has failed to maintain monthly Debt Service Coverage, Fixed Charge Coverage, and Current Assets to Current Liabilities ratios as required by Sections 5.02(n), (o), and (p) of the Loan Agreements. Section 5.02(n) requires the Company to continually maintain a Debt Service Coverage ratio of at least 1.50 to 1.00. Section 5.02(o) requires the Company to continually maintain a Fixed Charge Coverage ratio of not less than 1.25 to 1.00. Section 5.02(p) requires the Company to continually maintain a Current Assets to Current Liabilities ratio of not less than 1.50 to 1.00.

The Notice constitutes a notice of default under Section 6.01(b) of the Loan Agreements, which provides the Company has 30 days to cure each of the above covenant defaults that shall constitute an event of default. The Notice advises, and the Loan Agreements provide, that upon the occurrence of an event of default, Bankfirst may exercise a variety of remedies afforded to Bankfirst under the Loan Agreements or by applicable law or equity, including without limitation, acceleration of the due date of the unpaid principal balance of the Loan Agreements and all accrued but unpaid interest thereon. Further, according to the mortgage and security agreement, Bankfirst may, during an event of default and in accordance with applicable law, foreclose its mortgage on the Company’s real estate and its security interest in the Company’s personal property and exercise any other remedies provided therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IOWA RENEWABLE ENERGY, LLC

April 8, 2009	/s/ Michael Bohannan

Date	Michael Bohannan, Chairman and President

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